EXHIBIT 5.16

CONSENT OF ALEXANDER ALOUSIS

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Alexander Alousis, Professional Engineer (P.Eng.) and member of the Association of the Professional Engineers of Ontario (PEO), hereby consent to the use of and reference to my name, and the inclusion in the Registration Statement on Form F-10 of New Gold Inc. of the information reviewed and approved by me relating to Mineral Reserves as it relates to the Rainy River Mine Underground that is of a scientific or technical nature contained therein.

Dated this 13th day of May, 2024

/s/ Alexander Alousis
Name:	Alexander Alousis, P.Eng., member of PEO